Exhibit 10.3

THIRD AMENDMENT TO PROMISSORY NOTE

This THIRD AMENDMENT TO PROMISSORY NOTE (this “Amendment”), dated as of May 4, 2026, is entered into by and between CITIUS ONCOLOGY, INC., a Delaware corporation (“Payor”), and CITIUS PHARMACEUTICALS, INC., a Nevada corporation (“Payee”).

R E C I T A L S

A. Payor executed and delivered to Payee that certain Promissory Note dated August 16, 2024, in the original principal amount of $3,800,111, as amended on September 10, 2025 and December 10, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”).

B. Payee and AVENUE VENTURE OPPORTUNITIES FUND II, L.P., a Delaware limited partnership, as administrative agent and collateral agent (in such capacities, including any successors and assigns, “Agent”) for the benefit of itself and Lenders (as defined in the Subordination Agreement), shall enter into a subordination agreement substantially in the form set forth in Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”), pursuant to which the indebtedness evidenced by the Note is subordinated to the Senior Debt (as defined in the Subordination Agreement).

C. Payor and Payee desire to amend the Note to, among other things, conform the payment and maturity provisions of the Note to the Subordination Agreement and to confirm their respective obligations thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Payor and Payee hereby agree as follows:

1.	Defined Terms

Capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to them in the Note (as amended by this Amendment). In addition, the following new Section 13 is hereby inserted into the Note:

“13.	Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)	“Third Amendment Agreement” means that certain Third Amendment to Promissory Note dated as of May 4, 2026 by and between Payor and Payee.

(b)	“Loan Agreement” has the meaning assigned to such term in the Subordination Agreement.

(c)	“Maturity Date” means the date that is ninety-one (91) days after the first date on which each of the following conditions has been satisfied: (i) the Senior Debt has been indefeasibly paid in full in cash; (ii) no Senior Lender has any further commitment or obligation to extend credit to Payor; and (iii) the Loan Agreement has been terminated in accordance with its terms; provided, however, that if the Loan Agreement and/or the Subordination Agreement has not been executed as of any date of determination, the Maturity Date shall not occur until ninety-one (91) days after the first date on which all of the foregoing conditions have been satisfied after the execution of the Loan Agreement and the Subordination Agreement.

(d)	“Senior Agent” has the meaning assigned to the term “Agent” in the Third Amendment Agreement.

(e)	“Senior Debt” has the meaning assigned to such term in the Subordination Agreement.

(f)	“Senior Lender” has the meaning assigned to the term “Lender” in the Subordination Agreement.

(g)	“Standstill Period” means the period beginning on the date of the Third Amendment Agreement and continuing through the Maturity Date.

(h)	“Subordination Agreement” has the meaning assigned to such term in the Third Amendment Agreement.”

2.	Amendment to Section 1 (Principal) of the Note

Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“1. Principal. The entire unpaid principal balance of this Note shall be payable on the Maturity Date. The principal balance may not be prepaid in cash prior to the Maturity Date. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of Payor, be obligated personally for any obligations or liabilities of Payor hereunder.”

All references in the Note to the obligations thereunder becoming due upon the completion of any capital raise, the issuance of debt or equity securities, or any royalty-backed monetization of LYMPHIR (or any analogous trigger based on such events) are hereby deleted and shall be of no further force or effect.

For the avoidance of doubt, neither the closing of any debt or equity financing by Payor nor any royalty-backed monetization of LYMPHIR shall, in and of itself, cause any principal of, interest on, or other amounts owing under the Note to become due and payable before the Maturity Date.

3.	The following new Section 12 is hereby inserted into the Note:

“12. Conversion.

a) Voluntary Conversion. Notwithstanding anything herein to the contrary, at any time and from time to time, commencing on the date of this Amendment until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of common stock, par value $0.0001 per share (the “Common Stock”), at the option of Payee, subject to the approval of Payor. Payee shall effect a conversion by delivering to Payor a notice of conversion (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion amount.

b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.90 (the “Conversion Price”). The Conversion Price will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period.

c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon a Conversion. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal to be converted as provided in the applicable Notice of Conversion by (y) the Conversion Price (the “Conversion Shares”).

ii. Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), Payor shall deliver, or cause to be delivered, to Payee a certificate representing the number of Conversion Shares being acquired upon the conversion of this Note. All certificates required to be delivered by Payor under this Section 12(c) shall be delivered electronically through DTC or another established clearing corporation performing similar functions, unless Payor or its Transfer Agent does not have an account with DTC and/or is not participating in the DTC/FAST System, in which case Payor shall issue and deliver to the address as specified in such Notice of Conversion a certificate registered in the name of Payee or its designee for the number of Conversion Shares to which Payee shall be entitled. The Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share that Payee would otherwise be entitled to purchase upon such conversion, Payor shall round down to the next whole share.

iv. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to Payee hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.”

4.	Acknowledgment of Subordination and Payment Standstill

Payor and Payee acknowledge and agree that the Note and all obligations evidenced thereby are and shall remain subject and subordinate in all respects to the Senior Debt and to the terms and conditions of the Subordination Agreement.

(a) During any Standstill Period, Payee shall not demand, sue for, accelerate, collect, accept or receive any payment or distribution on account of the Note in cash, or otherwise exercise any remedies with respect to the Note, except in each case to the extent expressly permitted under the Subordination Agreement.

(b) During any Standstill Period, Payor shall not make, and Payee shall not accept, any payment or distribution on account of the Note in cash, except to the extent expressly permitted under the Subordination Agreement.

(c) In the event of any conflict between the terms of the Note (as amended hereby) and the terms of the Subordination Agreement, the terms of the Subordination Agreement shall control.

5.	No Default; Note Remains Outstanding

(a) Notwithstanding anything to the contrary in the Note, no failure by Payor to make any payment on account of the Note during any Standstill Period shall constitute a default, event of default, breach or cause for acceleration under the Note.

(b) The Note and the indebtedness evidenced thereby shall remain outstanding until paid in full in accordance with the Note, as amended by this Amendment, and the Subordination Agreement, and shall not be deemed satisfied, discharged, novated or otherwise extinguished by reason of any capital raise, any royalty-backed monetization of LYMPHIR, or the occurrence of any event that would have constituted a maturity trigger under the Note before giving effect to this Amendment.

6.	Further Conforming Changes

Any right of Payee under the Note to declare the obligations thereunder immediately due and payable, or to take any enforcement action with respect thereto, shall in all respects be subject to the Subordination Agreement and any applicable Standstill Period. All notices, demands and payment obligations under the Note shall be construed consistently with this Amendment.

7.	Reaffirmation; No Other Amendments

Except as expressly amended by this Amendment, the Note remains unmodified and in full force and effect. On and after the effective date of this Amendment, each reference in the Note to “this Note,” “hereof,” “hereunder” or words of similar import shall mean the Note as amended by this Amendment.

8.	Miscellaneous

(a) This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts-of-law principles.

(b) This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(c) Delivery of an executed signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed signature page.

(d) This Amendment shall constitute a note document for all purposes of the Note and the Subordination Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Payor and Payee have executed this Third Amendment to Promissory Note as of the date first written above.

PAYOR:		PAYEE:

CITIUS ONCOLOGY, INC.		CITIUS PHARMACEUTICALS, INC.

By:	/s/ Leonard Mazur	By:	/s/ Leonard Mazur
Name:	Leonard Mazur	Name:	Leonard Mazur
Title:	Chairman and Chief Executive Officer	Title:	Chairman and Chief Executive Officer

[Signature page to Third Amendment to Promissory Note]

EXHIBIT A

FORM OF SUBORDINATION AGREEMENT

[Signature page to Third Amendment to Promissory Note]